Exhibit 99.1

F O R I M M E D I A T E R E L E A S E	Media Contact: Bob Hetherington 901.682.1360 bhether@earthlink.net Financial Contact: Randall H. Brown 901.259.2500 rbrown@edrtrust.com
Education Realty Trust Provides Initial 2007 Financial Guidance and
Updates Range for 2006 FFO Estimates
Memphis, Tennessee, December 21, 2006 — Education Realty Trust, Inc. (NYSE: EDR), one of America’s largest owners and operators of collegiate student housing, today announced financial guidance for the year ending December 31, 2007.
Based on management’s current judgment, FFO per potentially dilutive share/unit is expected to be in the range of $0.88 to $0.92 for the year ending December 31, 2007.
The 2007 outlook represents expected growth of 7.3 percent to 9.5 percent in per share FFO over an updated 2006 FFO range of $0.82 to $0.84 per potentially dilutive share/unit.
The reduced 2006 FFO range includes the impact of lower straight-line revenue as reported in the third quarter due to a change in lease ending dates, slower-than-expected recognition of certain development fee revenues, the loss of projected third-party management revenue following the sale of a managed community early in the fourth quarter, higher utility costs in the second half of the year and reserves for higher-than-anticipated real estate tax assessments, which may be reversed or mitigated through appeals.
A reconciliation of projected 2007 net income with projected 2007 per share FFO and a reconciliation of the updated per share FFO range with previous 2006 guidance are included in the financial tables included in this release. Looking ahead to 2007, EDR affirmed expectations of a solid operating performance based on strong occupancy rates at its communities and higher rental rates across its portfolio of 43-owned and 17-managed communities, sustained growth in development and third-party management revenues, and higher rents forecast for the start of the 2007-2008 academic year.
The company’s 2007 guidance is based on the following assumptions:
•	Projected revenues of $116.8 million to $122.7 million from student housing rentals, third-party development consulting services and third-party management services;
•	Projected expenses of $126.6 million to $128.2 million for student housing rental operations, selling, general and administrative costs, depreciation, amortization and interest;
•	Estimated corporate general & administrative expenses of $13.5 million to $13.9 million;
•	Total acquisitions for the year in the range of $100.0 million to $150.0 million;
•	Reduction of corporate debt by $50.0 million by year-end.

Education Realty Trust, Inc.
Reconciliation of Projected 2007 Net Income (Loss) to Projected 2007 FFO per Dilutive Share/Unit
(In thousands, except for share and per share data)
2007

(in $000 except FFO per share)	Low Range	High Range
Net Income (loss)	$(10,100)	$(6,500)
Add (subtract):
Minority interest	(200)	(100)
Real estate related depreciation and amortization	35,400	37,200

FFO available to common stock and unit holders	$25,100	$30,600

FFO per share of common stock and unit outstanding	$0.88	$0.92

Education Realty Trust, Inc.
Reconciliation of Projected 2006 Diluted FFO per Share/Unit
(In thousands, except for share and per share data)

	Low Range	High Range
Previous FFO per share/unit guidance	$0.87	$0.92
Adjustment for lower Q3 straight-line revenue and earned development fees	(0.01)	(0.02)
Adjustment for lower third-party management services revenue	(0.01)	(0.02)
Adjustment for higher property expenses (utilities and real estate tax assessments)	(0.03)	(0.04)

Revised FFO per share/unit	$0.82	$0.84